EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett or
Chairman and CEO	Jordan Silverstein
(303) 238-2000	(212) 825-3210

GLOBAL MED TECHNOLOGIES®, INC. REPORTS ITS FIFTH CONSECUTIVE QUARTER
OF STRONG DOUBLE-DIGIT REVENUE GROWTH WITH
 A 48.3% INCREASE IN Q3 2005

DENVER, Colorado (October 24, 2005) – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) reported its fifth consecutive quarter of strong double-digit revenue growth with a 48.3% increase for the three months ended September 30, 2005. The Company recorded revenues of $2.660 million and net income of $43 thousand for the three months ended September 30, 2005, an increase of 48.3% from the $1.794 million in revenues recorded during the three months ended September 30, 2004. During the three months ended September 30, 2004, the Company’s net loss was $99 thousand.

The Company’s comparable quarter-to-quarter revenue growth rate has been as follows ($000s):

	Revenues for the Three Months Ended	Revenues for the Three Months Ended	Percentage Change
	2003	2004
September 30,	$1,279	$1,794	40.3%
December 31,	$1,417	$2,277	60.7%
	2004	2005
March 31,	$1,353	$2,575	90.3%
June 30,	$1,460	$2,854	95.5%
September 30,	$1,794	$2,660	48.3%

Global Med’s President and COO, Thomas F. Marcinek, commenting on the results for the third quarter stated, “The Company posted its fifth consecutive quarter of double digit revenue growth, its fourth consecutive quarter of net income, and our backlog of unrecognized software license fees and implementation fees continues to remain strong at approximately $5.1 million*.”

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., stated, “The Company continues to perform according to plan. The Company’s qualified pipeline of prospective business also continues to grow. Our fourth quarter sales are already encouraging. We continue to bring new customers on board, and we anticipate continued strong double-digit annual growth through the remainder of 2005.”

The following table provides certain details related to the Company’s operations for the three and nine months ended September 30, 2005 and 2004:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	September 30, 2005	September 30, 2004
Revenues	$ 2,660	$ 1,794

Cost of sales	$ 892	$ 587

Operating expenses	$ 1,715	$ 1,298

Income (loss) from operations	$ 53	$ (91)

Net income (loss)	$ 43	$ (99)

Preferred dividends, related party	$ (185)	$ (159)

Net income (loss) attributable to
common shareholders	$ (142)	$ (258)

Net loss per common
share
Basic	$ (0.01)	$ (0.01)

Diluted	$ (0.01)	$ (0.01)

Common shares outstanding
Basic	27,810	26,116

Diluted	27,810	26,116

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Nine Months Ended
In (000s) except per share information
(Unaudited)

	September 30, 2005	September 30, 2004
Revenues	$ 8,089	$ 4,607

Cost of sales	$ 2,403	$ 1,771

Operating expenses	$ 5,189	$ 3,582

Income (loss) from operations	$ 497	$ (746)

Net income (loss)	$ 473	$ (919)

Preferred dividends, related party	$ (515)	$ (348)

Net loss attributable to
Common shareholders	$ (42)	$(1,267)

Net loss per common
share
Basic	$ (0.00)	$ (0.05)

Diluted	$ (0.00)	$ (0.05)

Common shares outstanding
Basic	27,714	25,433

Diluted	27,714	25,433

Cash flows provided by (used in)
operations	$ 314	$ (236)

*Of the approximate $5.1 million backlog, approximately $500 thousand relates to fees, for which there is a variable component.

About Global Med Technologies®, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are also being implemented in Canada, the Caribbean and sub-Saharan Africa. Together, the SafeTrace® donor management system and the SafeTrace Tx®** advanced transfusion management system provide Vein-to-Vein® tracking from donor collection to patient transfusion. For more information about Global Med’s products and services, please call 800-WYNDGATE or visitwww.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter or year ended September 30, 2005 are not necessarily indicative of the results that may be expected for any other future period.

**Patent Pending